Exhibit 3.31
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TRADE SERVICE SYSTEMS, INC.
     The Articles of Incorporation for Trade Service Systems, Inc. are hereby amended and restated in their entirety to read as follows:
     FIRST: Corporate Name. The name of the corporation is Trade Service Systems, Inc. (the “Corporation”).
     SECOND: Registered Office. The address of the current registered office of the Corporation within the Commonwealth of Pennsylvania is: 1777 Sentry Parkway West, Gwynedd Hall, Suite 200, Blue Bell, PA 19422.
     THIRD: Original Incorporation. The Corporation was incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the ‘TBCL”). The date of its incorporation is February 8, 1985.
     FOURTH: Method of Adoption. These Amended and Restated Articles of Incorporation were duly adopted by vote of the shareholders of the Corporation in accordance with Sections 1914 and 1915 of the PBCL.
     FIFTH: Corporate Purpose. The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the PBCL.
     SIXTH: Corporate Existence. The term of existence of the Corporation is perpetual.
     SEVENTH: Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 450,000 shares of common stock, no par value.
     IN WITNESS WHEREOF, Trade Service Systems, Inc. has caused these Amended and Restated Articles of Incorporation to be signed by its President on the 18th day of June, 2004.

TRADE SERVICE SYSTEMS, INC.
By:	/s/ Dean H. Jester
Name:	Dean H. Jester
Title:	President